Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of iPower Wireless Technology Inc. on Form 20-F of our report dated July 10, 2026 with respect to our audits of the consolidated financial statements of iPower Wireless Technology Inc. as of December 31, 2024 and 2025 and for the years ended December 31, 2024 and 2025, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Guangdong Prouden CPAs GP

Guangzhou, China

July 14, 2026